Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 159416 on Form S-8 of CenterState Banks, Inc. of our report dated November 3, 2010, with respect to the statement of assets acquired and liabilities assumed by CenterState Bank of Florida, N.A. (a wholly owned subsidiary of CenterState Banks, Inc.) pursuant to the Purchase and Assumption Agreement dated August 20, 2010, as amended, appearing in this Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

November 3, 2010